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                                  EXHIBIT 23


              Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-64752 and Form S-8 No. 33-97720) pertaining to the Intermedia Communications of Florida, Inc. 1992 Stock Option Plan and in the Registration Statements (Form S-3 No. 33-86628, Form S-3 No. 33-94702, Form S-3 No. 33-99940,
and Form S-3 No. 33-32738) of Intermedia Communications Inc. of our report dated February 10, 1997, except for Note 13, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Intermedia Communications Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                        /s/ Ernst & Young LLP

Tampa, Florida
March 17, 1997